                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Financial Contact:    Bernard J. Whitney,
                        408-954-5299
Media Contact:        Hannah Bruce, Financial Relations Board San Francisco
                        415-986-1591


                     SANMINA CORPORATION COMPLETES OFFERING
                        OF CONVERTIBLE SUBORDINATED NOTES


     SAN JOSE, CA (APRIL 29, 1999) - Sanmina Corporation (Nasdaq NM: SANM) today announced that it has entered into an agreement to offer to qualified institutional investors $300 million principal amount of Subordinated Notes due 2004 (which may be increased by up to an additional $50 million pursuant to an over-allotment option). The closing of the offering is subject to customary closing conditions.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities were made only by means of a private offering memorandum. The securities are not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.